Exhibit 6.6

TRADEMARK ASSIGNMENT

WHEREAS, Ohanae, Inc., a California corporation("ASSIGNOR"), is the owner of the trademark OHANAE ("Trademark") now registered in the United States Patent and Trademark Office:

MARK	REG. NO.	REGISTERED
OHANAE	5813583	July 23, 2019

WHEREAS, Ohanae, Inc. a Delaware corporation, having its principal place of business at 16133 Hillvale Ave., Monte Sereno, CA 95030 ("ASSIGNEE"), is desirous of acquiring said mark and registration;

NOW THEREFORE, for good and valuable consideration set forth, the receipt of which is hereby acknowledged, ASSIGNOR hereby assigns to ASSIGNEE all right, title and interest in and to said Trademark and registration thereof, together with the goodwill of the business symbolized by said Trademark. ASSIGNOR also assigns to ASSIGNEE all causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, the Trademark, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, (iii) infringer's profits and (iv) any other remedies of any kind for past, current and future infringement; and rights to collect royalties or other payments under or on account of the Trademark and/or any of the foregoing.

ASSIGNOR also agrees that, upon request and without further compensation, but at no expense to ASSIGNOR, ASSIGNOR and its legal representative(s) and assigns will do all lawful acts, including the execution of papers and the giving of testimony, that may be necessary or desirable for obtaining, sustaining, and/or enforcing said Trademark in the United States and throughout the world, and for perfecting, recording or maintaining the title of ASSIGNEE, its successors and assigns, to the Trademark and goodwill associated with the business symbolized by said Trademark in the United States and throughout the world.

Executed this 26th day of June, 2020, at New York, NY.

Ohanae, Inc., a California corporation

By:	/s/ Gregory Hauw
Name: Gregory Hauw
Title: President